EXHIBIT 2.1

THIS DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY
COURT. PAGE AMERICA GROUP, INC. AND ITS SUBSIDIARIES FILED PETITIONS FOR RELIEF UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE AND ARE SEEKING CONFIRMATION OF A CHAPTER 11 PLAN. THIS DISCLOSURE STATEMENT HAS BEEN SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL.




UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

----------------------------------------------------------------
In re:                                                : Jointly Administered
                                               :
PAGE AMERICA GROUP, INC.,                             : Chapter 11 Case No. 99-
10281  (JHG)
PAGE AMERICA OF NEW YORK, INC.,                       : Chapter 11 Case No. 99-
10282  (JHG)
ADIRONDACK RADIO TELEPHONE CO., INC.,                 : Chapter 11 Case No. 99-
10283  (JHG)
PAGE AMERICA OF PENNSYLVANIA, INC.,                   : Chapter 11 Case No. 99-
10284  (JHG)
                                               :
                                    Debtors.   : Tax ID No. 13-2865787
----------------------------------------------------------------



                    DISCLOSURE STATEMENT, DATED May 17, 1999
                                     For The
                     Prepackaged Liquidating Chapter 11 Plan
                                       For
            PAGE AMERICA GROUP, INC., PAGE AMERICA OF NEW YORK, INC.
            ADIRONDACK RADIO TELEPHONE CO., INC., AND PAGE AMERICA OF
                               PENNSYLVANIA, INC.


                          STROOCK & STROOCK & LAVAN LLP
                                 180 Maiden Lane
                               New York, NY 10038
                                 (212) 806-5400
                              Robin E. Keller, Esq.
                               Counsel to Debtors

                                TABLE OF CONTENTS

I.   INTRODUCTION............................................................1
II.  SUMMARY OF TRANSACTIONS AND TREATMENT OF CLAIMS AND
     INTERESTS UNDER THE PLAN................................................3
     A. Summary of Transactions Contemplated under the
        Plan.................................................................3
     B. Summary of Treatment of Claims and Interest
        under the Plan.......................................................3
III. THE DEBTORS, THE CURRENT DEBT STRUCTURE.................................6
     A. General Background...................................................6
     B. Events Leading to the Solicitation of the Plan......................12
     C. The Company's Objectives in Filing the Chapter
        11 Case.............................................................13
        1. Continuation as Debtors-in-Possession ...........................13
        2. Immediate Relief to be Sought in
           Bankruptcy Case..................................................14
        3. Hearing on Confirmation of the Plan/Distributions................14
IV.  DESCRIPTION OF PREPACKAGED LIQUIDATING CHAPTER 11 PLAN.................15
     A. Classification and Treatment of Claims and
        Interests under the Plan............................................15
        1. Administrative Claims............................................16
        2. Priority Claims..................................................16
        3. Class 1 Claims...................................................16
        4. Class 2 Claims...................................................17
        5. Class 3 Interests................................................17
        6. Class 4 Interests................................................18
     B. Means of Implementation of the Plan.................................18
     C. Disputed Claims.....................................................19
     D. Releases-Injunctions; Limitations of Liability......................19
        1. Releases ........................................................19
        2. Injunctions......................................................20
        3. Limitations of Liability.........................................21
     E. Distribution Provisions Relating to Holders of
        the Subordinated Notes..............................................21
     F. Distribution Provisions Relating to Holders of
        the Preferred Stock Interests.......................................23
     G. Distribution Provisions Relating to Holders of
        the Common Stock Interests..........................................25
     H. Unclaimed Funds.....................................................26
     I. Disbursing Agent and Distribution Reserve...........................27
     J. Jurisdiction of the Bankruptcy Court................................29
     K. Conditions to Confirmation and Effective Date.......................30
     L. Modification, Revocation or Withdrawal of the Plan..................31
     M. Substantive Consolidation...........................................32
     N. Executory Contracts and Unexpired Leases............................32
V.   THE PLAN OF REORGANIZATION - VOTING INSTRUCTIONS AND
     CONFIRMATION REQUIREMENTS..............................................33
     A. General.............................................................33
     B. Voting on the Plan..................................................33
     C. Confirmation Requirements...........................................35
        1. Acceptance by Impaired Classes...................................35
        2. Best Interests Test..............................................36
        3. Feasibility......................................................38
        4. Classification...................................................39
        5. Confirmation Without Acceptance by All Impaired Classes..........39
VI.  RELEVANT FINANCIAL INFORMATION.........................................41
VII. FEDERAL INCOME TAX CONSEQUENCES........................................41
     A. TAX CONSEQUENCES TO DEBTORS ARISING FROM PLAN.......................42
        1. Net Operating Losses and Loss Carryovers
           ("NOLS") and Other Tax Attributes ...............................43
        2. Discharge of Indebtedness........................................43
        3. Transfer of Stock................................................44
     B. Tax Consequences to Holders of Allowed Claims and Interests.........44
        1. Income, Gain or Loss on Payment of Claims........................44
        2. Federal Income Treatment of Holders of
           Allowed Class 1 Subordinated Notes
           Claims...........................................................46
        3. Federal Income Tax Treatment of Holders of
           Class 3 Preferred Stock .........................................47
        4. Federal Income Tax Treatment of Holders of
           Class 4 Common Stock.............................................48
        5. Backup Withholding and Information Reporting.....................48
     C. Taxation of the Distribution Reserve................................48
     D. Importance of Obtaining Professional Tax Assistance.................49
VIII. CONCLUSION............................................................50

                                    EXHIBITS

Exhibit A:        Prepackaged Liquidating Chapter 11 Plan for Page
                  America Group, Inc., Page America of New York, Inc.,
                  Adirondack Radio Telephone Co., Inc. and Page America
                  of Pennsylvania, Inc.
Exhibit B:        Plan of Liquidation
Exhibit C:        Form 10-K for the Fiscal Year Ended December 31,
                  1998 (without Exhibits)

                                I. INTRODUCTION

          PAGE AMERICA GROUP, INC. (THE "COMPANY") AND ITS WHOLLY-OWNED SUBSIDIARIES, PAGE AMERICA OF NEW YORK, INC., ADIRONDACK RADIO TELEPHONE CO., INC. AND PAGE AMERICA OF PENNSYLVANIA, INC. (COLLECTIVELY, THE "DEBTORS") ARE NOT CURRENTLY DEBTORS OR DEBTORS-IN-POSSESSION IN ANY CASE UNDER TITLE 11 OF THE UNITED STATES CODE (THE "BANKRUPTCY CODE"). HOWEVER, THE DEBTORS WISH TO SOLICIT VOTES ON A "PREPACKAGED" LIQUIDATING CHAPTER 11 PLAN (THE "PLAN"), A COPY OF WHICH IS ANNEXED HERETO AS EXHIBIT "A." THE PLAN CONTEMPLATES THE COMPLETE LIQUIDATION OF THE DEBTORS.

          THE DEBTORS RECOMMEND THAT ALL HOLDERS OF IMPAIRED CLASS 1 SUBORDINATED NOTES CLAIMS AND CLASS 3 PREFERRED STOCK INTERESTS SUBMIT BALLOTS ACCEPTING THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY. IF THE PLAN IS ACCEPTED BY THE CLASS OF SUBORDINATED NOTEHOLDERS (CLASS 1) AND THE CLASS OF PREFERRED STOCKHOLDERS (CLASS 3), THE DEBTORS INTEND TO FILE A CHAPTER 11 CASE IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE "BANKRUPTCY COURT"), AND MOVE FOR CONFIRMATION OF THE PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE. IF THE PLAN IS NOT ACCEPTED BY THOSE IMPAIRED CLASSES, THE DEBTORS MAY ELECT NOT TO COMMENCE THE CHAPTER 11 CASE OR, ALTERNATIVELY, MAY COMMENCE A CASE UNDER CHAPTER 11 AND SEEK CONFIRMATION OF AN ALTERNATIVE PLAN.

          IF THE REQUISITE ACCEPTANCES ARE RECEIVED, AND THE PLAN IS SUBSEQUENTLY CONFIRMED BY THE BANKRUPTCY COURT AND IS CONSUMMATED, ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS (WHETHER OR NOT SUCH HOLDERS SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN) WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TREATMENT AFFORDED SUCH HOLDERS THEREUNDER.

          THE SOLICITATION OF VOTES ON THIS PLAN IS NOT SUBJECT TO THE PROXY RULES OF THE SECURITIES AND EXCHANGE COMMISSION SINCE THE SECURITIES HELD BY THE HOLDERS OF SUBORDINATED NOTES AND PREFERRED STOCK ARE NOT REGISTERED UNDER SS. 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE VOTES OF HOLDERS OF COMMON STOCK INTERESTS ARE NOT BEING SOLICITED. NOTWITHSTANDING THE PROPOSED DISTRIBUTIONS TO THEM UNDER THE PLAN, HOLDERS OF COMMON STOCK ARE TREATED AS IF THEY HAVE REJECTED THE PLAN.

          This Disclosure Statement is being provided to holders of the Impaired Class 1 Subordinated Note Claims and Class 3 Preferred Stock Interests, in connection with the solicitation of their votes on the Plan, in order to provide information deemed by the Debtors to be material and necessary to enable such creditors to make reasonably informed decisions in the exercise of their rights to vote on the Plan. HOLDERS OF CLASS 1 CLAIMS (SUBORDINATED NOTES) AND CLASS 3 (PREFERRED STOCK) INTERESTS ARE URGED TO REVIEW ALL OF THE TERMS AND CONDITIONS OF THE PLAN CAREFULLY, AND NOT RELY SOLELY ON THE SUMMARY IN THIS DISCLOSURE STATEMENT. SUCH HOLDERS SHOULD CAREFULLY REVIEW THE VOTING INSTRUCTIONS SET FORTH IN ARTICLE V OF THIS DISCLOSURE STATEMENT.

          Capitalized terms utilized in this Disclosure Statement, if not defined herein, shall have the meaning used or defined in the Plan, the Bankruptcy Code or the Bankruptcy Rules as applicable unless the context hereof requires a different meaning.

          HOLDERS OF CLAIMS AND INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. EACH SUCH HOLDER SHOULD, THEREFORE, CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY MATTERS CONCERNING THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

          THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BASED UPON FINANCIAL AND OTHER INFORMATION DEVELOPED BY THE DEBTORS. ALTHOUGH THE DEBTORS HAVE REASONABLY ENDEAVORED TO OBTAIN AND SUPPLY ALL MATERIAL INFORMATION, THE INFORMATION PROVIDED HAS NOT BEEN SUBJECT TO CERTIFIED AUDIT OR INDEPENDENT REVIEW EXCEPT WHERE EXPRESSLY INDICATED. ACCORDINGLY, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY INACCURACY OR IS COMPLETE. NO REPRESENTATION CONCERNING THE DEBTORS IS AUTHORIZED OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

          The ballots being solicited hereby will not be used by the Debtors for any purpose other than to determine votes for acceptance or rejection of the Plan (and any permitted modified version thereof) under Chapter 11 of the Bankruptcy Code.

                   II. SUMMARY OF TRANSACTIONS AND TREATMENT
                     OF CLAIMS AND INTERESTS UNDER THE PLAN

A.   SUMMARY OF TRANSACTIONS CONTEMPLATED UNDER THE PLAN

          The Plan contemplates the final liquidation of the Debtors, which have already sold substantially all of their operating assets. The proceeds of their liquidation will be used to fund distributions to creditors holding Allowed Claims and holders of Preferred and Common Stock Interests in accordance with the terms and conditions of the Plan. The Plan provides that Administrative Claims, Priority Claims and General Unsecured Claims will be paid in full in cash. Excess amounts will be distributed 70% to the holders of the Subordinated Notes, 21% to the holders of Preferred Stock and 9% to the holders of Common Stock until the holders of Class 1 Claims shall have indefeasibly received $19 million, and thereafter 50% to the holders of Class 1 Claims, 35% to the holders of Class 3 Interests and 15% to holders of Class 4 Interests. All distributions to the holders of Common Stock will be made in cash, while distributions to holders of Preferred Stock and holders of Subordinated Notes will be made in cash, to the extent available, with the balance payable in shares of common stock of Metrocall, Inc. The Subsidiaries shall be dissolved as of the Effective Date and Page America Group, Inc. shall be dissolved as of the Final Distribution Date under the Plan. B. SUMMARY OF TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

          The Plan provides for the treatment of Administrative and Priority Claims, and classifies all other Claims against and Interests in the Debtors which the Debtors believe will exist on the date the Debtors file their voluntary petition for relief under Chapter 11 of the Bankruptcy Code (the "Filing Date") into four separate Classes. Set forth below is a chart summarizing the classification and treatment of Claims and Interests under the Plan.

DESIGNATION OF    PROJECTED             TREATMENT OF CLAIMS OR INTERESTS
CLAIMS OR         AMOUNTS OF            UNDER PLAN
INTERESTS         CLAIMS

ADMINISTRATIVE
EXPENSE CLAIMS    $150,000    Not impaired. Holders of Administrative Expense
                              Claims will receive one hundred percent (100%) of their Allowed Claims in cash on the later of (i) the Effective Date, (ii) the date such claims are Allowed or come due, (iii) upon entry of a court order allowing claims for professional fees and expenses, or (iv) as otherwise agreed to by the claimant and the Debtors.

PRIORITY
CLAIMS             -0-        Not impaired. Holders of Priority Claims will
                              receive one hundred percent (100%) of their Allowed Claims in cash on the later of (i) the Effective Date, (ii) the date such claims are Allowed or come due, or (iii) as otherwise agreed to by the claimant and the Debtors.


CLASS 1
(SUBORDINATED
NOTE CLAIMS    $23,627,500    Impaired. Holders of Class 1 Claims will receive
                              seventy percent (70%) of all amounts available for distribution after all other Allowed Claims have been paid, payable in cash to the extent available, with the balance payable in shares of common stock of Metrocall, Inc., until $19 million has been indefeasibly paid to them, and thereafter shall receive 50% of all other Assets available for distribution, plus a portion of the funds not claimed by other distributees.

CLASS 2
(GENERAL
UNSECURED        $50,000 -
CLAIMS)         1,500,000     Not impaired. Holders of Class 2 Claims will
                              receive one hundred percent (100%) of their Allowed Claims in cash on the later of (i) the Effective Date, (ii) the date such Claims are Allowed or come due, or (iii) as otherwise agreed to by the claimant and the Debtors.

CLASS 3
(PREFERRED       286,361
INTERESTS IN     (Number of
THE COMPANY)     Shares)      Impaired. Holders of Preferred Stock Interests
                              shall receive, pro rata with the holders of Subordinated Notes, twenty-one percent (21%) of all amounts available for distribution after all Allowed Claims (other than Class 1 Claims) have been paid, payable in cash to the extent available, with the balance payable in shares of Common Stock of Metrocall, Inc. After satisfaction of all Allowed Claims, including the payment of $19 million to Class 1 Subordinated Noteholders,
                              Class 3 holders shall receive 35% of any remaining
                              Assets available for distribution, plus a portion of the funds not claimed by other distributees.

CLASS 4
(COMMON       16,024,585
INTERESTS IN  (Number of
THE COMPANY)  Shares)         Impaired. Holders of Common Stock Interests will
                              receive, pro rata with the holders of Subordinated
                              Notes, nine percent (9%) of all amounts available for distribution after all Allowed Claims (other than Class 1 Claims) have been paid, payable in cash. After satisfaction of all Allowed Claims, including the payment of $19 million to Class 1
                              Subordinated Noteholders, Class 4 holders shall receive 15% of any remaining Assets available for distribution, plus a portion of the funds not claimed by other Class 4 distributees.


          At March 31, 1999, based on the Assets held by Debtors, the value of Metrocall Common Stock and the known liabilities (excluding any potential tax claims), the maximum aggregate amount distributable to the holders of Class 1 Claims, Class 3 Interests and Class 4 Interests would have been approximately $10,080,000, $3,024,000 and $1,296,000, respectively.

          For a more detailed description of the treatment of the foregoing Classes of Claims and Interests, see Section IV below.

                  III. THE DEBTORS, THE CURRENT DEBT STRUCTURE
                        AND OBJECTIVES IN FILING THE PLAN

A.       GENERAL BACKGROUND

         Each Debtor is a corporation organized and existing under the laws of the State of New York, except that Page America of Pennsylvania, Inc. is a Pennsylvania corporation. The Debtors previously had been engaged in the radio paging business.

         Debtors previously provided paging, messaging and information products and services through networks which they owned and operated as radio common carriers under licenses from the Federal Communications Commission. As of December 31, 1996, the Debtors provided paging services to approximately 205,000 pagers and were among the largest radio paging companies in the United States. The strategy of the Debtors was to concentrate their operations in major metropolitan markets in which they could achieve both critical mass and a substantial market share position. These operations were obtained as the result of acquisitions or from internal growth.

          From their inception in 1976, the Debtors experienced a deficiency in working capital and recurring losses. The Debtors' operations and acquisitions were funded by money borrowed from banks and other institutional lenders and from the sale of equity securities. The major sources of borrowed money were from a credit facility with certain banks entered into in 1993 (the "Credit Facility") and the sale of subordinated notes in 1993 (the "Subordinated Notes"). In 1994, the Credit Facility was amended to terminate the revolving credit portion thereof. As a result, Debtors did not have any readily available unused bank line. This severely restricted their ability to purchase pagers and to grow. In response to this, in May 1994, Debtors retained a financial advisor, Smith Barney Inc., to render financial advisory services to Debtors and to explore the sale of capital stock or assets of Debtors.

          In July 1995, Debtors sold substantially all of their Florida and California paging assets for a sales price of $19.4 million. The proceeds of such sale were used to repay indebtedness under the Credit Facility and to improve the Debtors' working capital position. This sale of assets and use of proceeds required approval under the Credit Facility. As a condition of this approval, the Credit Facility was amended to accelerate the maturity date of such facility to December 29, 1995 from June 30, 1996. The amendment further provided that if on December 29, 1995, the Debtors had entered into a letter of intent for the sale of assets sufficient to repay in full the indebtedness, the maturity date would be extended to February 29, 1996. The maturity date would be further extended to June 28, 1996, if on February 29, 1996, Debtors had an agreement to sell assets or, if on or before December 29, 1995 (or February 29, 1996 if the maturity date had been extended as provided in the prior sentence), had a commitment for the refinancing in full of the indebtedness under the Credit Facility. At the same time, the Subordinated Notes were modified to provide for a final maturity six months subsequent to the final maturity of the Credit Facility and to eliminate the cash payment of interest until maturity.

          In order to repay amounts due under the Credit Facility and the Subordinated Notes and to obtain sufficient capital to purchase an adequate number of pagers to at least maintain its level of business, Debtors determined that they would have to actively pursue opportunities to obtain long-term debt and equity financing or to sell some or all their remaining assets. In August 1995, Debtors retained a new financial advisor, Daniels & Associates, to identify and contact prospective financing sources for Debtors as well as to identify and contact prospective purchasers of the assets or stock of Debtors. In addition, Debtors met with a number of investment banking firms to determine the viability of a refinancing or recapitalization of Debtors. In December 1995, Debtors furnished to their banks under the Credit Facility a letter from Brenner Securities pursuant to which this firm expressed its confidence and intent to complete a recapitalization of Debtors. The banks under the Credit Facility determined that the letter did not satisfy the conditions precedent to the extension of the Credit Facility and they refused to extend the maturity date beyond December 29, 1995. Subsequent to December 29, 1995, the banks advised Debtors that they were in default under the terms of the Credit Facility and that all amounts were immediately due and payable under the Credit Facility. As the result, Debtors defaulted under the Credit Facility on December 29, 1995.

          In addition, in August 1995, the American Stock Exchange (the "AMEX") notified the Company that it failed to meet certain financial and other guidelines for continued listing of its Common Stock and that the AMEX intended to pursue the steps required to delist the Common Stock. After many months of meetings and an appeal by the Company to the AMEX, the Company's Common Stock was delisted by the AMEX in May 1996.

          Debtors' financial situation during this period was such that many vendors were unwilling to extend credit and provide pagers. With very limited access to pagers, Debtors not only could not grow their business but experienced significant difficulty obtaining pagers for new subscribers. In view of the lack of funds available to Debtors and acceleration of its Credit Facility, Debtors continued to explore all avenues, consisting of the sale of some or all of their assets or a recapitalization. The recapitalization alternative, as contemplated by the aforementioned letter of intent, was explored and considered very thoroughly. Debtors ultimately concluded that the proceeds available to their shareholders resulting from the transaction with Metrocall, Inc. described below and the significantly higher certainty of outcome made the transaction with Metrocall a superior alternative.

          On July 1, 1997, Debtors sold (the "Sale") substantially all of their remaining assets to Metrocall, Inc. ("Metrocall") pursuant to the provisions of an Amended and Restated Asset Purchase Agreement dated as of January 30, 1997, as amended (the "Sale Agreement"). As a result of the Sale, Debtors discontinued all their operations and no longer engaged in any business. Metrocall paid a purchase price (as adjusted) of approximately $60.7 million including the assumption of $2.2 million of liabilities. Debtors received $24.8 million in cash, $15 million of Series B Junior Convertible Preferred Stock of Metrocall and $18.7 million of Common Stock of Metrocall. Excluded from the Sale were cash, assets related to the employee benefit plans and to the Florida and California operations which had been previously sold, liabilities under the Credit Facility, Subordinated Notes, NEC America leasing contract, obligations with respect to federal, state and local taxes and certain other liabilities. The Debtors recognized a gain from the Sale of assets to Metrocall of approximately $22.9 million, net of expenses related to the Sale of approximately $1.5 million.

          Concurrently with the Sale, the Credit Facility was amended. Among other things, the amendment provided for an extension of the maturity date to December 31, 1998 and a waiver of all existing covenant defaults. In addition, the Company was required to use $20.5 million of the cash proceeds from the Sale to reduce the debt by approximately $18.4 million and pay accrued interest of $2.0 million and certain closing expenses. Pending payment in full of the Credit Facility, the Company was not permitted to make any payments to the holders of Subordinated Notes or to its shareholders. Any amounts received from the sale of securities of Metrocall in excess of appropriate cash reserves were required to be paid in reduction of amounts outstanding under the Credit Facility.

          In connection with the Sale, the holders of Subordinated Notes and the Debtors entered into a Forbearance Agreement, as amended pursuant to which the holders have agreed to forbear from collecting on such Subordinated Notes until August 31, 1999. During the forbearance period, the holders of the Subordinated Notes agreed not to initiate any action, exercise any remedy or make any claim against the Debtors with respect to the Subordinated Notes. In consideration of such forbearance, and in complete satisfaction of all amounts of principal and interest due, after all amounts have been paid in full under the Credit Facility and all other liabilities of the Debtors have been satisfied, the holders of the Subordinated Notes agreed that they would only be entitled to receive 70% of the cash and other assets (consisting of Metrocall Common Stock) available for distribution to the Subordinated Noteholders and the shareholders of the Company, up to an aggregate distribution to Subordinated Noteholders of $19 million, with the remaining 30% to be distributed 21% to holders of Preferred Stock and 9% to holders of Common Stock. After the holders of Subordinated Notes have indefeasibly received a total of $19 million, any remaining amounts available for distribution to the Subordinated Noteholders and the shareholders of the Company will be made 50% to the holders of the Subordinated Notes, 35% to holders of Preferred Stock and 15% to holders of Common Stock. Interest will continue to accrue on the Subordinated Notes until the Filing Date. At March 31, 1999, $23,627,500 of principal and interest was due and owing to the holders of the Subordinated Notes.

          Under the Forbearance Agreement, Debtors are not permitted to enter into transactions with their stockholders, officers or directors or conduct any business or incur any debt other than in connection with the satisfaction of their obligations under the Credit Facility, payment of other permitted liabilities and the implementation of the plan of liquidation.

          The Company, with the consent of the holders of the Preferred Stock, will distribute to holders of the Company's Common Stock 30% of any distributions otherwise payable to holders of the Company's Preferred Stock. In addition, holders of the Preferred Stock waived their rights to receive accrued dividends of $4,295,000 and their rights to further dividends.

          At a meeting of shareholders held June 12, 1997, shareholders of the Company approved the Sale and the adoption by the Company of a Plan of Liquidation, a copy of which is annexed hereto as Exhibit "B." The Plan of Liquidation provides that (i) the Company shall enter into and effect the transactions contemplated by the Sale, (ii) upon the closing of the Sale, the Company shall continue in existence for the sole purpose of winding up its affairs, and that it shall not thereafter engage in any business activities other than activities related to the implementation of the Plan of Liquidation,
(iii) the Company shall take all necessary action to settle and discharge, or otherwise provide for, all of its remaining liabilities either through the payment of monies received as the consideration for the Sale, its available cash, the delivery of shares of Metrocall Common Stock and Series B Preferred Stock received as consideration pursuant to the Sale and/or pursuant to the sale of any or all of such shares and the application of the proceeds of the sale of such shares to the payment of the Debtors' liabilities, all of their remaining assets (less any assets retained as reasonable provisions to meet claims, including unasserted, contingent, conditional or unmatured liabilities or expenses, and specifically set aside for such purpose) will be distributed to the holders of Subordinated Notes and shareholders of the Debtors and (iv) each Debtor shall thereafter dissolve as a corporate entity.

          The cash received by the Debtors from the Sale was not sufficient for the Debtors to pay in full their outstanding liabilities. In order to pay existing liabilities, the Debtors commenced the sale of shares of common stock of Metrocall. At the time of the Sale, the Metrocall common stock had a closing price of approximately $4.1825 per share. From the dale of Sale through December 31, 1998, the Debtors sold an aggregate of 855,000 shares of Metrocall common stock and received net cash proceeds of $6.1 million. In January 1999, the Debtors sold all the Series B Junior Convertible Preferred Stock for $15.7 million in cash, $11.1 million of which was used to repay in full the Credit Facility.

COMMON STOCK

          The Company is authorized to issue up to 100,000,000 shares of Common Stock, par value $.10 per share, of which at March 31, 1999, 16,024,585 shares of Common Stock were issued and outstanding. Subject to the rights of the holders of any series of Preferred Stock, holders of the Common Stock of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding-up of the Company, after payment of creditors and the holders of any senior securities of the Company, including Preferred Stock, the assets of the Company will be divided pro rata on a per share basis among the holders of the shares of Common Stock. The Common Stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the Common Stock, and the Common Stock is not subject to call. The holders of Common Stock do not have any preemptive or other subscription rights.

          Holders of Common Stock are entitled to cast one vote for each share held at all shareholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

PREFERRED STOCK

          The Company is authorized to issue up to 5,000,000 shares of Preferred Stock, par value $.01 per share. The Preferred Stock may be issued by the Board of Directors from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions, including the dividend rights, conversion rights, voting rights, terms of redemption (including sinking provisions, if any) and liquidation preferences of any series of Preferred Stock and to fix the number of shares of any such series without any further vote or action by the shareholders.

          The Company may not declare or pay any dividends on its Common Stock or make, directly or indirectly, any payment on the account of the redemption, purchase or other acquisition of such stock unless all cumulative dividends on the Company's outstanding Preferred Stock shall have been paid in full.

SERIES ONE PREFERRED STOCK

          On December 30, 1993, the Company issued an aggregate of 305,768 shares of Series One Preferred Stock (the "Preferred Stock"), convertible into an aggregate of 6,794,164 shares of Common Stock, of which 286,361 shares of Series One Preferred Stock are currently outstanding. Holders of the Preferred Stock are entitled to vote the number of votes that they would be entitled to vote if their shares of Preferred Stock were converted into shares of Common Stock. Holders of a majority of the Preferred Stock, as a class, are entitled to elect two representatives to the Board of Directors of the Company.

          Each share of Preferred Stock had a 10% dividend, payable semi-annually in arrears, and is convertible into Common Stock at an initial price of $4.50 per share, subject to certain anti-dilution provisions. Payment of dividends may be made in cash or in Common Stock of the Company registered under the Securities Act of 1933. Any dividend payments not made would accrue at the 10% annual rate. Any dividend payments not made when permitted under the Credit Facility and the Subordinated Notes would have resulted in, among other things, an increase in the dividend rate to 15% per annum and would have entitled holders of a majority of Preferred Stock to elect an additional representative to the Board of Directors of the Company.

          The holders of Preferred Stock have a liquidation preference of $105.00 per share (or $30,067,905 in the aggregate) (the "Liquidation Preference") in any distribution by the Company of its assets to its shareholders. In addition to the liquidation preference, the holders of Preferred Stock are entitled to any accrued and unpaid dividends prior to any distribution to the holders of Common Stock upon liquidation. As of December 31, 1996, accrued and unpaid dividends on the Company's outstanding Preferred Stock aggregated $2,863,610. In 1997, the holders of Preferred Stock waived and relinquished all right to these accrued and any future dividends.

B. EVENTS LEADING TO THE SOLICITATION OF THE PLAN

          At March 31, 1999, Debtors' Assets consisted of $5,133,263 in cash and 3,056,856 shares of Metrocall Common Stock which had a market value on that date of $9,266,095. On that date, $23,627,500 of principal and interest was due and owing under the Subordinated Notes, plus Debtors had other known and unknown claims, the precise amount of which is unknown and is expected to be between $50,000 and $1,500,000. Thus, Debtors' liabilities were far in excess of their assets. The Debtors, in attempting to dissolve under the Plan of Liquidation, determined that it would take several years to obtain all necessary tax clearances. In addition, the market price for the Metrocall common stock had declined and there was no ability to sell large blocks of Metrocall common stock at prices considered reasonable.

C.   THE COMPANY'S OBJECTIVES IN FILING THE CHAPTER 11 CASE

          The Debtors are of the opinion that the Plan is the most favorable mechanism for the distribution of their Assets to their creditors and equity holders. Further, Chapter 11 provides an ideal forum for: (i) the liquidation and wind-up of the Debtors; (ii) the fixing of liabilities; (iii) binding and equal treatment of all holders of Claims in a particular class; (iv) the resolution of any and all Disputed Claims in a fair and expeditious manner; and
(v) the effectuation of mutual, binding releases of all parties. Moreover, the Debtors anticipate that by commencing the solicitation in advance of commencing its Chapter 11 case, the pendency of the bankruptcy case should be significantly shortened, and the administration and associated cost of such a case should be lessened.

          As discussed previously, if the one Impaired Creditor Class and the class of holders of Preferred Stock vote to accept the Plan, the Debtors are obligated to file a prepackaged Chapter 11 case in the Bankruptcy Court together with the Plan, the Disclosure Statement, and Ballots relating to the Plan. The effects of a bankruptcy filing are multifaceted, the more significant of which are highlighted below.

          1. CONTINUATION AS DEBTORS-IN-POSSESSION

          Immediately following the commencement of the Bankruptcy Case, the Debtors intend to continue to function as debtors- in-possession under the protection of the Bankruptcy Code. The Bankruptcy Court will have certain supervisory powers over the Debtors during the pendency of the bankruptcy case. The Debtors will be authorized to operate in the ordinary course of business. However, any transactions that are outside of the ordinary course of business will require Bankruptcy Court approval.

          2. IMMEDIATE RELIEF TO BE SOUGHT IN BANKRUPTCY CASE

          Upon the filing of its Chapter 11 petition, the Debtors anticipate submitting several so-called "first day orders," along with supporting applications, to the Bankruptcy Court. These first day orders will include, among others, (i) an order authorizing the retention by the Debtors of Stroock & Stroock & Lavan LLP as special bankruptcy and corporate counsel, Ernst & Young LLP as accountants, and Bariston Associates, Inc., as Manager of the Debtors and Disbursing Agent; (ii) an order authorizing the Debtors to maintain their prepetition bank or other investment accounts, business forms, stationery and checks; (iii) an order setting bar dates for the filing of Claims; and (iv) an order setting a hearing date for and approving notice of a hearing on the adequacy of the Disclosure Statement and the confirmation of the Plan.

          The Debtors also intend to move for an order authorizing them to sell Metrocall Common Stock at any time prior to its distribution under the Plan, if Bariston Associates, acting as Manager or Distribution Agent, determines that in the exercise of its prudent judgment it would be reasonable to do so.

          FOR MORE COMPREHENSIVE DISCUSSION OF THE PROCEDURES GOVERNING DISTRIBUTIONS TO CREDITORS AND SHAREHOLDERS, SEE SECTION IV OF THIS DISCLOSURE STATEMENT, AND ARTICLE VII OF THE PLAN.

          3. HEARING ON CONFIRMATION OF THE PLAN/DISTRIBUTIONS

          Upon the commencement of the Chapter 11 case, the Debtors intend to file motions requesting the scheduling of a hearing to consider confirmation of the Plan and approval of the Disclosure Statement.

          The Subsidiaries shall be dissolved as of the Effective Date, and Page America Group, Inc. shall be dissolved as of the Final Distribution Date under the Plan. Distributions to creditors and equity holders will be made by or at the direction of the Debtors on and after the Effective Date. There may be one or more distributions made, depending on the timing of the resolution of all Disputed Claims. The Disbursing Agent will be responsible for distributions after the Effective Date, with the assistance of the Transfer Agent for the Common Stock and shall have the discretion to determine the timing and number of post-Effective Date distributions.

           IV. DESCRIPTION OF PREPACKAGED LIQUIDATING CHAPTER 11 PLAN

          THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN. IT IS NOT A COMPLETE STATEMENT OF THE PLAN OR ITS OPERATION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN ITSELF. THE PLAN IS ANNEXED TO THIS DISCLOSURE STATEMENT AS EXHIBIT "A". THE PLAN, SUBJECT TO THE PROVISIONS OF THE BANKRUPTCY CODE, PROVIDES FOR THE TREATMENT OF ALL CREDITORS THAT HOLD CLAIMS ARISING PRIOR TO THE CONFIRMATION DATE OF THE PLAN, ALL EQUITY INTERESTS OF THE DEBTORS AND FOR THE COSTS OF LIQUIDATION OF THE DEBTORS.

          SINCE THE PLAN DEALS WITH SOPHISTICATED LEGAL CONCEPTS, AND INCORPORATES THE DEFINITIONS AND REQUIREMENTS OF THE BANKRUPTCY CODE, YOU MAY WISH TO CONSULT WITH COUNSEL OF YOUR CHOICE IN MAKING YOUR DECISION REGARDING YOUR VOTE ON THE PLAN. TO THE EXTENT THAT THE TERMS OF THIS DISCLOSURE STATEMENT VARY FROM THE TERMS OF THE PLAN THE TERMS OF THE PLAN SHALL BE CONTROLLING.

A. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN

          The Plan provides for the treatment of Administrative and Priority Claims, and divides all other holders of Claims (I.E., creditors) and Interests (I.E., shareholders) into four (4) Classes. The Classes and distributions to be made in respect of or treatment proposed to be accorded to Allowed Claims or Interests under the Plan are summarized and described below. The Plan also provides for the treatment of Disputed Claim(s), which treatment is likewise summarized below.

          1. ADMINISTRATIVE CLAIMS

          Under the Plan, the holders of Administrative Claims, to the extent not previously paid, shall be paid, in full and complete satisfaction of their Claims, either (A) one hundred percent (100%) of their Allowed Claims in cash on the later of: (i) the Effective Date; (ii) the date such claims are Allowed or come due; or (iii) in the case of Claims of professionals, upon entry of an order of the Court authorizing the payment of such claims, PROVIDED, HOWEVER, that (x) professional fees incurred subsequent to the Confirmation Date shall be paid without the need for Bankruptcy Court approval and (y) claims, liabilities or obligations incurred in the ordinary course of business of the Debtors will be paid or performed in accordance with their terms; or (B) such other treatment as may be agreed upon in writing by the holder of the Claim and the Debtors.

          Administrative Claims are not Impaired, and are not entitled to vote on the Plan. Including expenses of administering the bankruptcy case, professional fees and disbursements incurred after the Filing Date, the Debtors estimate that the aggregate amount of Administrative Claims will be approximately $150,000.

          2. PRIORITY CLAIMS

          Under the Plan, the holders of Priority Claims, including all Claims for Taxes entitled to priority under subsection 507(a)(8) of the Bankruptcy Code, shall be paid, in full and complete satisfaction of their Claims, one hundred percent (100%) of their Allowed Claims in cash on the later of (i) the Effective Date, (ii) the dates such claims are Allowed or come due, or (iii) as otherwise agreed to by the holder of the Claim and the Debtors.

          Priority Claims are not Impaired and are not entitled to vote on the Plan. The Debtors can only estimate the amount of Allowed Priority Claims since, if any exist, they will consist primarily of State tax liabilities, the amount of which is not presently known, but which the Debtors estimate at zero.

          3. CLASS 1 CLAIMS

          The Class 1 Claims consist of the Subordinated Notes Claims. Class 1 Claims shall be deemed Allowed Claims in the amount of principal plus interest as of the Filing Date. The holders of the Class 1 Claims shall be paid, in full and complete satisfaction of their Allowed Claims, seventy (70%) percent of all amounts available for distribution after all other Allowed Claims have been paid until $19 million has been indefeasibly paid to the holders of Class 1 Claims and thereafter shall receive 50% of all other Assets available for distribution. In addition, holders of Class 1 Claims shall receive unclaimed funds as provided in Section IV.H. of this Disclosure Statement.

          The Plan treats the holders of Class 1 claims as impaired. The Debtors believe the holders of Class 1 Claims will accept the Plan.

          The outstanding principal amount of and interest on the Class 1 Claims as of March 31, 1999 was $23,627,500. Interest is payable in additional pay-in-kind notes semi-annually on June 30 and December 31 at 15% per annum. The Class 1 Claims shall be paid in cash, to the extent available, and the balance in shares of Metrocall Common Stock, which stock shall be valued at the average of the closing prices for the 10 trading days ended 5 days prior to the Effective Date. The payment of cash and stock shall be made on a pro rata basis with the Class 3 Interests.

          4. CLASS 2 CLAIMS

          Class 2 Claims consist of the Allowed General Unsecured Claims. This class consists of all Unsecured Claims other than Unsecured Claims that are classified in another Class under the Plan. The holders of the Allowed Class 2 Claims shall have their Allowed Claims paid in full in cash in complete satisfaction of their Allowed Claims on the later of (i) the Effective Date,
(ii) the date such Claims are Allowed, or (iii) as otherwise agreed to by the claimant and the Debtors.

          Holders of Class 2 Claims are not Impaired under the Plan, are deemed to have accepted the Plan under Section 1126(f) of the Bankruptcy Code, and are not entitled to vote on the Plan. Other General Unsecured Claims, if any, are expected to consist of any unpaid pre-Filing Date expenses and fees of the Indenture Trustee allowed under the Subordinated Notes Indenture, any unpaid Pre-Filing Date expenses and fees of the Transfer Agent, and State tax liabilities the amount of which is unknown. The Debtors estimate the Class 2 Claim amounts will be between $50,000 and $1,500,000.

          5. CLASS 3 INTERESTS

          The holders of the Class 3 Interests shall receive twenty-one (21%) percent of all amounts available for distribution after all Allowed Claims (other than Class 1 Claims) have been paid, and their Interests shall be canceled as of the Final Distribution Date. Once Class 1 holders have been indefeasibly paid $19 million, Class 3 Interests shall thereafter receive 35% of all other Assets available for distribution. Class 3 Interests shall be paid in cash and Metrocall Common Stock, pro rata with the Class 1 Claims, which Metrocall Common Stock shall be valued as set forth in Section IV.A.3. In addition, holders of Class 3 Interests shall receive unclaimed funds as provided in Section IV.H. of this Disclosure Statement. Class 3 Interests are treated as Impaired under the Plan, and are entitled to vote on the Plan. The Debtors believe the holders of Class 3 Interests will accept the Plan.

          6. CLASS 4 INTERESTS

          The holders of the Class 4 Interests shall receive nine (9%) percent of all amounts available for distribution after all Allowed Claims (other than Class 1 claims) have been paid and their Interests shall be canceled as of the Final Distribution Date. Once Class 1 holders have been indefeasibly paid $19 million, Class 4 Interests shall thereafter receive 15% of all other property available for distribution. In addition, holders of Class 4 Interests shall receive unclaimed funds as provided in Section IV.H. of this Disclosure Statement. Class 4 Interests shall be paid in cash. Class 4 Interests are treated as Impaired under the Plan, and are determined to have rejected the Plan, thus their votes are not being solicited.

          7. Should the Bankruptcy Court determine that Class 2 is Impaired by its treatment under the Plan, the Plan provides that Class 2 will be deemed to have rejected the Plan, and the Debtors will seek to confirm the Plan notwithstanding the rejection by that Class of Claims.

B. MEANS OF IMPLEMENTATION OF THE PLAN

          The funds required for the consummation and performance of the Plan shall be provided from: (i) all cash held by the Debtors as of the Effective Date; and (ii) the Metrocall Common Stock held as of the Effective Date.

C. DISPUTED CLAIMS

          The Plan further provides that in connection with distributions to be made to holders of Administrative or Priority Claims, or Claims in Class 2, there shall be reserved from any distribution to the holder of a Disputed Claim the amount of cash which otherwise would be paid in respect of that portion of such Claim that is a Disputed Claim. Pending the determination of a Disputed Claim by a Final Order, an amount of cash equal to the amount so reserved, or such lesser amount as the Court may have determined, shall be held by the Disbursing Agent in the Distribution Reserve as long as such Claim remains a Disputed Claim. Upon such Claim becoming an Allowed Claim by a Final Order, any distribution then due to be made in respect of such Claim shall be paid and distributed within seven Business Days in accordance with the provisions hereof and of such Final Order. The Disbursing Agent shall have the right to assert any defenses, offsets or counterclaims held by the Debtors.

D. RELEASES; INJUNCTIONS; LIMITATIONS OF LIABILITY

          Pursuant to Section 1141(d)(3) of the Bankruptcy Code, a corporation that liquidates its assets under chapter 11 is not entitled to a discharge. However, in order to ensure the cooperation and best efforts of key parties to the implementation of the Plan, and to fully implement the purpose of the Plan, the Plan provides for the following releases, injunctions and limitations of liability.

          1. RELEASES

          As of the Effective Date, the Debtors, their Affiliates and shareholders, acting derivatively, are deemed to have forever waived and released unconditionally (i) each of the Debtors' present and former officers, directors, employees, agents, consultants, advisors, attorneys, accountants and other representatives and their respective successors, assigns, and Affiliates (collectively, the "Company Releasees"), and (ii) the holders of Interests, the Indenture Trustee (except as otherwise provided in the Indenture), the Disbursing Agent, the Stock Transfer Agent, the holders of Subordinated Notes and the holders of Class 2 Claims (in their capacity as holders of such Claims and except for defenses or set-offs the Debtors may have to any Class 2 claims) (collectively, the "Third Party Releasees") from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever whether known or unknown based in whole or in part of any act or omission by, or any transaction, agreement, event or other occurrence taking place prior to, on or after the Confirmation Date, in any way relating to the Debtors, the Bankruptcy Case, the Plan, or the treatment of liabilities arising prior to or subsequent to the Confirmation Date (the "Released Claims").

          In addition, as of the Effective Date, except as otherwise provided in the Plan, each holder of a Claim or Interest (i) that has accepted the Plan, or
(ii) whose Claim or Interest is in a Class that has accepted or deemed to have accepted the Plan, or (iii) that may be entitled to receive a distribution of property under the Plan, shall be deemed to have waived and released the Debtors, their Affiliates and shareholders, the Company Releasees and the Third Party Releasees from the Released Claims, EXCEPT FOR (i) Allowed Claims that can be asserted under the Plan and (ii) claims third parties may have against each other that are unrelated to the Debtors and the Bankruptcy Case.

          2. INJUNCTIONS

          Except as otherwise provided in the Plan, confirmation of the Plan shall, provided the Effective Date occurs, permanently enjoin all entities holding Claims against, Interests in or other debts or liabilities of the Debtors whether arising before, on or after the Effective Date, from taking any actions to assert or enforce any such Claims, Interests, debts or liabilities against the Debtors, the Company Releasees and the Third Party Releasees, EXCEPT FOR (i) Allowed Claims that may be asserted under the Plan or (ii) claims creditors or other third parties may have against each other that are not related to the Debtors or the Bankruptcy Case.

          3. LIMITATIONS OF LIABILITY

          The Plan provides that Entities that solicit acceptances or rejections of the Plan in good faith pursuant to Section 1125(e) and other provisions of the Bankruptcy Code (the "Exculpated Persons") are not liable on account of such solicitation for violation of any applicable law, rule or regulation governing the solicitation. The Plan further provides that neither the Debtors, the Company Releasees, the Third Party Releasees, or any of their Affiliates, officers, directors, employees, agents or professionals shall have any liability to any Entity for any act or omission made in good faith in connection with the Plan, the Disclosure Statement, the Indenture, or any contract or other document created in connection with the Plan or the administration of the Bankruptcy Case (except for gross negligence or willful misconduct as finally determined by the Bankruptcy Court), including the failure to satisfy or waive any conditions to the Confirmation Date or the Effective Date.

          The Debtors know of no claims that have been asserted or threatened, nor any basis for any claims being asserted or threatened, against the Debtors, the Company Releasees or the Third Party Releasees.

E. DISTRIBUTION PROVISIONS RELATING TO HOLDERS OF THE SUBORDINATED NOTES

          As of the close of business on the Record Date for purposes of distributions to be made to holders of Allowed Class 1 Claims pursuant to this Plan, the transfer ledger in respect of the Subordinated Notes (and the certificates issued in connection therewith) shall be closed, and the Debtors and the Disbursing Agent shall have no obligations to recognize any transfer of the Subordinated Notes after the Record Date, but instead shall be entitled to recognize and deal for all purposes with respect to this Plan with only those holders of record stated on the transfer ledger for the holders of the Subordinated Notes as of the close of business on the Record Date, unless an Entity establishes to the satisfaction of the Debtors or the Disbursing Agent that it is the legal successor to such holder.

          There are two Beneficial Holders of the Subordinated Notes. Any distributions to which the holders of the Subordinated Notes are entitled shall be made by the Disbursing Agent to the Beneficial Holders. The Indenture Trustee's pre-Filing Date compensation and expenses are intended to be treated as Class 2 Claims, and its post-Filing Date compensation and expenses, if any, will be treated as Administrative Claims, and post-Effective Date liquidation costs. If the Court does not approve the payment by the Debtors of compensation and expense reimbursement claims made by the Indenture Trustee under the Indenture, the Debtors and the Disbursing Agent will recognize the Indenture Trustee's lien and permit it to assert its rights against a portion of the cash distribution payable to the holders of the Subordinated Notes under this Plan until its compensation and expense reimbursement claims are satisfied in full. Consequently, amounts actually received by holders of the Subordinated Notes may be less than the gross distributions provided for under this Plan by the amount of distributions applied to the Indenture Trustee's compensation and expense reimbursement claims.

          No holder of Subordinated Notes shall be entitled to receive any distribution respecting such Claim unless and until such holder shall have first either (i) surrendered or caused to be surrendered to the Disbursing Agent the original notes or certificates held by it or (ii) in the event that such holder is unable to surrender its original note or certificate because same has been lost, destroyed, stolen or mutilated, (a) furnished the Disbursing Agent with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Disbursing Agent, and (b) provided to the Disbursing Agent a bond in such amount and form as the Disbursing Agent shall direct, sufficient to indemnify the Disbursing Agent against any claim that may be made against the Disbursing Agent on account of the alleged loss, theft or distribution of any such certificate or the distribution of property hereunder. The method and procedure to be followed for surrendering Subordinated Notes and for providing affidavits and bonds shall be prescribed by the Disbursing Agent upon reasonable notice to holders of the Subordinated Notes. Promptly upon surrender of such instruments, the Disbursing Agent shall cancel the Subordinated Notes or otherwise dispose of such Subordinated Notes. In the event a holder of a Subordinated Note fails to surrender its Subordinated Note(s) or certificate(s) or provide an affidavit and adequate bond on or before the first anniversary of the Effective Date, such holder shall be conclusively deemed to have forfeited its distribution under this Plan, and all such property not claimed by such holder shall be retained by the Disbursing Agent and distributed to other holders of Claims and Interests entitled to distributions of unclaimed funds.

          On the Effective Date, the Indenture shall, except as provided in this Plan, be deemed canceled, terminated and of no further force or effect. Notwithstanding the foregoing, such cancellation of the Indenture (a) shall not impair the rights of holders of the Subordinated Notes to receive distributions on account of such Claims pursuant to this Plan, and (b) shall not impair the rights and duties under the Indenture as between the Indenture Trustee, and the beneficiaries of the trust or arrangements created thereby, as set forth in the applicable provisions of the Indenture, including INTER ALIA the rights of the Indenture Trustee to enforce its lien. The Subordinated Notes shall not be canceled other than pursuant to the Plan and, until such cancellation, such Subordinated Notes shall be evidence of the entitlement of the holder thereof to receive distributions pursuant to this Plan. On the Filing Date, the term of the forbearance period under the Forbearance Agreement shall automatically be deemed extended to the Final Distribution Date and any provisions of the Forbearance Agreement which are in conflict with the Plan shall automatically be deemed to have been waived by the holders of Subordinated Notes.

F. DISTRIBUTION PROVISIONS RELATING TO HOLDERS OF THE PREFERRED STOCK INTERESTS

          As of the close of business on the Record Date for purposes of distributions to be made to holders of Class 3 Interests pursuant to this Plan, the transfer ledger in respect of the Preferred Stock (and the certificates issued in connection therewith) shall be closed, and the Debtors and the Disbursing Agent shall have no obligations to recognize any transfer of the Preferred Stock after the Record Date, but instead shall be entitled to recognize and deal for all purposes with respect to this Plan with only those holders of record stated on the transfer ledger maintained by the Debtors or the Disbursing Agent for the holders of the Preferred Stock as of the close of business on the Record Date, unless an Entity establishes to the satisfaction of the Disbursing Agent that it is the legal successor to such holder. The Preferred Stock is held by approximately sixty (60) holders, all of whom are both Record Holders and Beneficial Holders.

          No holder of Preferred Stock shall be entitled to receive any distribution from the Disbursing Agent respecting such Interests unless and until such holder shall have first either (i) surrendered or caused to be surrendered to the Disbursing Agent the original certificates held by it or (ii) in the event that such holder is unable to surrender its original certificate because same has been lost, destroyed, stolen or mutilated, (a) furnished the Disbursing Agent with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Disbursing Agent and (b) provided to the Disbursing Agent a bond in such amount and form as the Disbursing Agent shall direct, sufficient to indemnify the Disbursing Agent against any claim that may be made against the Disbursing Agent on account of the alleged loss, theft or distribution of any such certificate or the distribution of property hereunder. The method and procedure to be followed for surrendering certificates and for providing affidavits and bonds shall be prescribed by the Disbursing Agent upon reasonable notice to holders of the certificates. In the event a holder of a certificate fails to surrender its certificate(s) or provide an affidavit and adequate bond on or before the first anniversary of the Effective Date, such holder shall be conclusively deemed to have forfeited its distribution under this Plan, and all such property not claimed by such holder shall be retained by the Disbursing Agent and distributed to other holders of Claims and Interests entitled to distributions of unclaimed funds. All Preferred Stock Interests and certificates evidencing such Interests shall be canceled as of the Final Distribution Date.

G.  DISTRIBUTION PROVISIONS RELATING TO HOLDERS OF THE COMMON STOCK INTERESTS

          As of the close of business on the Record Date for purposes of distributions to be made to holders of Class 4 Interests pursuant to this Plan, the transfer ledger in respect of the Common Stock (and the certificates issued in connection therewith) shall be closed, and the Debtors, the Transfer Agent and the Disbursing Agent shall have no obligations to recognize any transfer of the Common Stock after the Record Date, but instead shall be entitled to recognize and deal for all purposes with respect to this Plan with only those holders of record stated on the transfer ledger maintained by the Transfer Agent for the holders of the Common Stock as of the close of business on the Record Date, unless an Entity establishes to the satisfaction of the Transfer Agent or the Disbursing Agent that it is the legal successor to such holder.

          Any distributions to which the holders of the Common Stock are entitled shall be made to the Transfer Agent for the benefit of Record Holders of the Common Stock and, where applicable, Beneficial Holders, in accordance with the provisions of this Plan.

          The Transfer Agent's pre-Filing Date compensation and expenses are intended to be treated as Class 2 Claims, and its post-Filing Date compensation and expenses will be treated as Administrative Claims, and post-Effective Date liquidation costs. If the Court does not approve the payment by the Debtors of compensation and expense reimbursement claims made by the Transfer Agent, the Transfer may seek to withhold a portion of the cash distribution it receives on behalf of holders of the Common Stock under this Plan until its compensation and expense reimbursement claims are satisfied in full pursuant to a lien for this purpose granted to the Transfer Agent. Consequently, amounts actually received by holders of the Common Stock may be less than the gross distributions provided for under this Plan by the amount of distributions applied by the Transfer Agent to its compensation and expense reimbursement claims.

          No holder of Common Stock shall be entitled to receive any distribution from the Transfer Agent respecting such Interests unless and until such holder shall have first either (i) surrendered or caused to be surrendered to the Transfer Agent the original certificates held by it or (ii) in the event that such holder is unable to surrender its original certificate because same has been lost, destroyed, stolen or mutilated, (a) furnished the Transfer Agent with an executed affidavit of loss and indemnity with respect thereto in form customarily utilized for such purposes that is reasonably satisfactory to the Transfer Agent and (b) provided to the Transfer Agent a bond in such amount and form as the Transfer Agent shall direct, sufficient to indemnify the Transfer Agent against any claim that may be made against the Transfer Agent on account of the alleged loss, theft or distribution of any such certificate or the distribution of property hereunder. The method and procedure to be followed for surrendering Common Stock and for providing affidavits and bonds shall be prescribed by the Transfer Agent upon reasonable notice to holders of the Common Stock. The Transfer Agent shall retain all surrendered certificates, and all Common Stock Interests and certificates evidencing those Interests shall be canceled as of the Final Distribution Date.

          In the event a holder of a certificate fails to surrender its certificate(s) or provide an affidavit and adequate bond on or before the first anniversary of the Effective Date, such holder shall be conclusively deemed to have forfeited its distribution under this Plan, and all such property not claimed by such holder shall be returned to the Disbursing Agent and distributed to holders of other Claims and Interests entitled to distributions of unclaimed funds. No Beneficial Holder of Common Stock shall be entitled to receive any distribution under the Plan if the amount to be distributed to such holder would be less than $5.00. In addition, the Disbursing Agent will not be obligated to make a distribution to Class 4 if there is less than $150,000 available for distribution. If on the Final Distribution Date less than $150,000 is available for distribution to Class 4 Interests, then the Disbursing Agent may distribute such amounts to holders of Class 1 Claims and Class 3 Interests, in the ratio of 70% and 30%, respectively, and no holder of Class 4 Interests shall have any further rights in or claims to such amounts.

H. UNCLAIMED FUNDS

          Amounts forfeited by holders of Class 1 Claims or Class 3 or 4 Interests who fail to timely claim their distributions shall be distributed as follows:

          (a) If there are unclaimed funds with respect to Class 4 Interests, those unclaimed funds shall be distributed to Class 1 Claims, Class 3 Interests and Class 4 Interests (other than those Class 4 Interests which did not originally claim the money) in the ratio of 70%, 21% and 9%, respectively.

          (b) Unclaimed funds with respect to Class 3 Interests shall be paid to holders of Class 1 Claims and Class 3 Interests (other than those Class 3 Interests which did not originally claim the money) in the ratio of 70% and 30%, respectively.

          (c) Unclaimed funds with respect to Class 1 Claims shall be distributed to holders of Class 1 Claims only, other than those holders of Class 1 Claims that did not originally claim the money.

I. DISBURSING AGENT AND DISTRIBUTION RESERVE

          The Plan provides that on the Effective Date, Bariston Associates, Inc. ("Bariston"), an entity which currently manages the Debtors' winddown, will be appointed by the Court as the Disbursing Agent. Bariston is a Massachusetts corporation controlled by David A. Barry, the President, Chief Executive Officer and a director of the Debtors. Bariston directly or through affiliates owns an aggregate of 158,874 shares of Preferred Stock and 4,406,235 shares of Common Stock of the Company. The Debtors do not have any employees. Bariston has been engaged by the Debtors to assist in the orderly liquidation of the Debtors, for which it currently receives a fee of $9,087 per month, plus reimbursement for expenses.

          The duties of the Disbursing Agent, acting on behalf of the Debtors, shall include: maintaining the Distribution Reserve; investing the cash held in the Distribution Reserve; pursuing objections to, estimations and settlements of Claims; prosecuting retained causes of action if any; calculating and implementing all distributions to be made under this Plan to holders of Allowed Claims and Interests; filing all required tax returns and paying all obligations incurred by the Disbursing Agent in implementing the Plan from funds in the Distribution Reserve; preparing and filing one or more reports to the Bankruptcy Court on the implementation of the Plan, including a Final Report, and such other responsibilities as may be vested in the Disbursing Agent pursuant to this Plan, or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of this Plan.

          The powers of the Disbursing Agent, acting on behalf of the Debtors, shall, without Bankruptcy Court approval in each of the following cases, include the power to invest funds in Permitted Investments, to make distributions and pay taxes and other obligations owed by the Debtors or incurred by the Disbursing Agent from the Distribution Reserve; the power to engage employees and professional persons to assist the Disbursing Agent with respect to its responsibilities; the authority to pay the fees and expenses of the professional persons, agents and employees engaged by the Disbursing Agent and to pay all other expenses for winding down the affairs of the Debtors; the power to compromise and settle claims and causes of actions; the authority to act on behalf of the Debtors in all adversary proceedings and contested matters pending in the Court and in all actions and proceedings pending elsewhere, and to settle, retain, enforce, dispute or adjust any Claim or Interest and otherwise pursue actions involving assets of the Debtors that could arise or be asserted at any time under the Bankruptcy Code; and such other powers as may be vested in or assumed by the Disbursing Agent pursuant to the Plan, or Bankruptcy Court order or as may be necessary and proper to carry out the provisions of the Plan.

          In addition to reimbursement for the actual out-of-pocket expenses incurred, the Disbursing Agent, and any employees or professionals engaged or retained by the Disbursing Agent, shall be entitled to reasonable compensation for services rendered in connection with the implementation of the Plan. The Debtors have agreed, with the consent of the holders of Class 1 Claims, to continue to pay a fee to the Disbursing Agent, which will primarily cover salaries and other employee expenses, office overhead and insurance, of $9,087 per month, plus out-of-pocket expenses, through December 31, 1999. Thereafter, the Disbursing Agent's compensation shall be in an amount approved by the Bankruptcy Court, determined in consultation with the holders of Class 1 Claims. No other salaries or expenses for officers, directors or employees of the Debtors shall be paid after the Effective Date of the Plan. With respect to any employees engaged and professionals retained, such compensation shall be in an amount and on such terms as may be agreed to by the Debtors or the Disbursing Agent and such employees or professionals, subject to court approval of professional fees incurred prior to the Confirmation Date. Any dispute with respect to such compensation shall be resolved by agreement among the parties or, if the parties are unable to agree, as determined by the Bankruptcy Court.

J.  JURISDICTION OF THE BANKRUPTCY COURT

          The Plan provides that the Bankruptcy Court shall retain exclusive jurisdiction of this case after the Effective Date for the following purposes:

          (a) To determine any and all objections to the allowance, disallowance or subordination of Claims or any controversy as to the classification of Claims;

          (b) To liquidate any disputed, contingent, or unliquidated Claims including through estimation under Section 502(c) of the Bankruptcy Code, and finally determine damages and other amounts in connection with such disputed, contingent or unliquidated claims;

          (c) To determine any and all applications for professional and similar fees and for the reimbursement of disbursements and expenses with respect to services rendered and expenses incurred prior to the Confirmation Date;

          (d) To determine any and all pending motions and applications for assumption or rejection of executory contracts and leases and the allowance and classification of any Claims resulting from the rejection of executory contracts and leases;

          (e) To determine any and all motions, applications, adversary proceedings, contested and litigated matters or such other matters over which the Bankruptcy Court has jurisdiction prior to the Confirmation Date, including the enforcement, prosecution, litigation, settlement and/or other disposition of claims and counterclaims of the Debtors;

          (f) To enforce the provisions of, and resolve any and all disputes under or pertaining to the Plan;

          (g) To determine the amount or legality of any tax, any fine or penalty relating to a tax or any addition to a tax pursuant to Sections 346, 505 and 1146 of the Bankruptcy Code;

          (h) To modify the Plan or correct any defect, cure any omission or reconcile any inconsistency in the Plan or in the order of the Bankruptcy Court confirming the Plan, or to enter such orders as may be necessary to effectuate the terms and conditions of the Plan to the extent authorized by the Bankruptcy Code as may be necessary to carry out the purpose and intent of the Plan;

          (i) To hear and determine all controversies, suits and disputes, if any, as may arise with regard to orders of this Court in the Bankruptcy Case;

          (j) To hear and determine any and all controversies and disputes arising under, or in connection with, the Plan or the order confirming the Plan;

          (k) To adjudicate all Claims to a security or ownership interest in any property of the Debtors or in any proceeds thereof;

          (l) To adjudicate all Claims or controversies arising out of any purchases, sales or contracts made or undertaken by the Debtors during the pendency of this bankruptcy case;

          (m) To recover all assets and properties of the Debtors wherever located, including the prosecution and adjudication of all causes of action available to the Debtors;

          (n) To determine all questions and disputes regarding recovery of and entitlement to the Debtors' assets and determine all claims and disputes between the Debtors and any other Entity, whether or not subject to an action pending as of the Confirmation Date;

          (o) To enter any order, including injunctions, necessary to enforce the title, rights and powers of the Debtors and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Court may deem necessary or appropriate;

          (p) To enter an order or final decree closing and terminating the Bankruptcy Case; and

          (q) To make such orders as are necessary or appropriate to carry out the provisions of this Plan, including but not limited to orders interpreting, clarifying or enforcing the provisions thereof.

K. CONDITIONS TO CONFIRMATION AND EFFECTIVE DATE

          The Confirmation Date shall not occur unless the following conditions set forth in Section 9.1 of the Plan are satisfied or, if waivable pursuant to the Plan, waived:

          (a) An order approving the adequacy of the Disclosure Statement shall have been entered;

          (b) The Confirmation Order, in form and substance acceptable to the Debtors, shall have been entered by the Bankruptcy Court which provides, INTER ALIA, that all applicable requirements of Section 1129 of the Bankruptcy Code have been satisfied, and that the Subsidiaries shall be dissolved as of the Effective Date, and Page America Group, Inc. shall be dissolved as of the Final Distribution Date;

          (c) The Bankruptcy Court shall have approved the identity and appointment of the Disbursing Agent and shall have determined that the Disbursing Agent is duly authorized to take the actions contemplated to be taken pursuant to the Plan effective on the Effective Date; and

          (d) The Confirmation Order shall not have modified, amended or deleted the provisions of Article X of the Plan.

          The Effective Date shall not occur unless the conditions set forth in
Section 9.2 of the Plan are satisfied or, if waivable pursuant to the Plan, waived:

          (a) the Confirmation Order shall have become a Final Order, or shall not have been reversed, revoked, modified in any manner unacceptable to the Debtors, or stayed; and

          (b) The Bankruptcy Court shall have approved the amounts proposed to be reserved by the Disbursing Agent on account of Disputed Claims.

          The Debtors may, in their sole discretion, waive the provisions of
Section 9.1(d) of the Plan.

L. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

          The Debtors reserve the right to modify the Plan in accordance with
Section 1127 of the Bankruptcy Code, and Bankruptcy Rule 3019, prior to or subsequent to the Confirmation Date, and reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. After the Confirmation Date and prior to the substantial consummation of the Plan, the Debtors and any party-in-interest may modify the Plan including in order to remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order or implement any other matters as may be necessary to carry out the purpose and effects of the Plan; provided the treatment of holders of Claims under the Plan is not adversely affected, that appropriate prior notice of any modifications is given, and the Plan as modified is confirmed by order of the Bankruptcy Court.

          If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other Entity or to prejudice in any manner the rights of the Debtors or any Entity in any further proceedings involving the Debtors.

M. SUBSTANTIVE CONSOLIDATION

          The Plan assumes the substantive consolidation of the Debtors. As of the Effective Date (i) all intercompany claims shall be canceled and no distributions shall be made on account thereof; (ii) all assets and liabilities of all of the Debtors shall be treated as provided in the Plan; (iii) all guarantees by any Debtor of the payment, performance or collection of obligations of the other Debtors shall be eliminated and canceled; (iv) any obligation of any Debtor and all guarantees thereof by any other Debtor shall be treated as a single obligation of the consolidated Debtors; (v) all joint obligations of the Debtors, and all multiple claims against such entities on account of such joint obligations shall be treated and allowed as a single claim against the consolidated Debtors; and (vi) each Claim filed in the Chapter 11 Case of any Debtor shall be deemed filed against the consolidated Debtors and to be a single obligation of the consolidated Debtors.

          The subsidiaries of Page America Group, Inc. have no assets and are believed to have no separate liabilities. The subsidiaries are jointly liable on the Subordinated Notes.

N. EXECUTORY CONTRACTS AND UNEXPIRED LEASES

          As of the Effective Date , all executory contracts and unexpired leases that exist between the Debtors and any third party that have not previously been assumed or rejected shall be rejected. Proofs of Claim for damages arising from the rejection pursuant to this Plan or the Confirmation Order of any executory contract or unexpired lease must be filed with the Bankruptcy Court no later than twenty-five (25) days after service of notice of entry of the confirmation order on such claimant. Any such rejection claims not filed within that time shall be forever barred from assertion against the Debtors, the Disbursing Agent, the Distribution Reserve, and any entity receiving distributions under the Plan. Objections to such proofs of claim shall be filed by the Disbursing Agent within sixty (60) days after such claims are filed, or by such later date as the Bankruptcy Court may approve, and the Bankruptcy Court shall determine any such objection. Unsecured Claims arising out of the rejection of executory contracts and unexpired leases shall be Class 2 Claims under the Plan.

          The Debtors know of no executory Contracts or Unexpired Leases that exist, other than the Management Agreement with Bariston, which is to be brought to the court for assumption immediately after the Filing Date. Thus, the Debtors believe no Claims will arise as a result of this provision.

              V. THE PLAN OF REORGANIZATION - VOTING INSTRUCTIONS
                          AND CONFIRMATION REQUIREMENTS

A. GENERAL

          The Debtors are seeking the acceptance of the Plan by holders of Class 1 Claims and Class 3 Interests. Administrative Expense Claims, Priority Claims, and General Unsecured Claims (Class 2), are not Impaired under the Plan and are conclusively presumed to have accepted the Plan. Class 4 Interests are Impaired, and are treated as having rejected the Plan.

          A Ballot to be used to accept or reject the Plan has been enclosed with all copies of this Disclosure Statement mailed to holders of Class 1 Claims and Class 3 Interests.

B. VOTING ON THE PLAN

          THE PERIOD DURING WHICH BALLOTS WITH RESPECT TO THE PLAN WILL BE ACCEPTED BY THE DEBTORS WILL TERMINATE AT 5:00 P.M. EASTERN DAYLIGHT TIME, ON JUNE 9, 1999 (THE "VOTING DEADLINE"), UNLESS THE DEBTORS EXTEND THE VOTING DEADLINE PURSUANT TO A LETTER SENT BY THE DEBTORS TO THE HOLDERS OF CLASS 1 CLAIMS AND CLASS 3 INTERESTS, IN WHICH EVENT SUCH SOLICITATION PERIOD WILL TERMINATE AT SUCH EXTENDED TIME AND DATE. EXCEPT TO THE EXTENT THE DEBTORS SO DETERMINE OR AS PERMITTED BY THE BANKRUPTCY COURT, BALLOTS THAT ARE RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE ACCEPTED OR USED BY THE DEBTORS IN CONNECTION WITH THE DEBTORS' REQUEST FOR CONFIRMATION OF THE PLAN (OR ANY PERMITTED MODIFICATION THEREOF).

          RECORD HOLDER BALLOTS MUST BE MAILED OR HAND DELIVERED TO BARISTON ASSOCIATES, INC., ONE INTERNATIONAL PLACE, BOSTON, MA 02110, TELEPHONE NUMBER 617-330-8950.

          Consistent with the provisions of Bankruptcy Rule 3018, the Debtors have fixed the Voting Record Date -- the time and date for the determination of holders of record of Claims who are entitled to vote on the Plan -- as the close of business, Eastern Daylight Time, on May 17, 1999.

          If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors of their authority to so act.

          Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Debtors whose determination will be final and binding.

          An executed Ballot may be withdrawn by receipt of a notice of withdrawal at the address set forth above at any time on or prior to the Voting Deadline. To be valid, a notice of withdrawal must (i) contain the description of the Claim to which it relates and the initial aggregate principal amount represented by such Claim, (ii) be signed by the beneficial holder of such Claim, in the same manner as the Ballot was signed, and (iii) be received by the Debtors on or prior to the Voting Deadline at the address set forth above. An executed Ballot may be revoked and superseded by receipt of a properly completed and subsequently dated Ballot at the address set forth above at any time on or prior to the Voting Deadline. After the Voting Deadline, an executed ballot may not be changed or withdrawn unless, for cause shown, the Bankruptcy Court, after notice and a hearing, permits a holder of a Claim to change or withdraw an acceptance in accordance with Bankruptcy Rule 3018(a).

C. CONFIRMATION REQUIREMENTS

          In order to obtain confirmation of the Plan, all of the requirements of Section 1129 of the Bankruptcy Code must be satisfied. These requirements include, but are not limited to, findings that the Plan complies with the applicable provisions of Chapter 11 of the Bankruptcy Code, that the Debtors have complied with the applicable provisions of Chapter 11 of the Bankruptcy Code and that the Plan has been proposed in good faith and not by any means forbidden by law.

          1. ACCEPTANCE BY IMPAIRED CLASSES

          The Debtors intend to count all validly executed Ballots received prior to the Voting Deadline for purposes of determining whether each Impaired voting class has accepted or rejected the Plan. Bankruptcy Rule 3018(b) prescribes the conditions that must be satisfied in order to count the Ballots cast with respect to a plan prior to the commencement of a Chapter 11 case. The rule requires that for the Ballot of a creditor to count (i) such Chapter 11 plan and a disclosure statement must be distributed to substantially all creditors of the same class, (ii) the time prescribed for voting on such a plan must not be unreasonably short and (iii) the solicitation must be conducted in compliance with Section 1126 of the Bankruptcy Code, which Section requires that the solicitation be conducted in compliance with all applicable nonbankruptcy laws, rules, or regulations or, if there are no such applicable laws, rules, or regulations, that the disclosure statement for such plan contains "adequate information." Under Section 1125 of the Bankruptcy Code, "adequate information" is defined as information of a kind and in sufficient detail to the extent it is reasonably practicable in light of the nature and history of a company and the condition of such company's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the plan.

          Except as described herein, the Bankruptcy Code generally requires as a condition to confirmation that each class of Claims or Interests that is impaired under the Plan accept the Plan. A Class of Claims has accepted the Plan if the Plan has been accepted by holders of Claims that hold at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such class that actually vote to accept or reject the Plan. Holders of Claims that fail to vote are not counted as either accepting or rejecting the Plan. A Class of Interests has accepted the Plan if the Plan has been accepted by holders of at least two-thirds in amount of the Allowed Interests in that Class that actually vote to accept or reject the Plan.

          For the reasons discussed below, the Debtors believe that all the requirements of Bankruptcy Rule 3018(b) will be satisfied. The Debtors are soliciting votes from the ultimate Beneficial Holders of Impaired Claims and Interests in Classes 1 and 3. The Debtors also believe that this Disclosure Statement contains adequate information within the meaning of Section 1125 of the Bankruptcy Code.

          2. BEST INTERESTS TEST

          Before the Plan may be confirmed, the Bankruptcy Court must find with respect to any impaired class containing members that have rejected the Plan, that the Plan provides that each holder of a Claim will receive or retain under the Plan on account of such Claim property that has a value, as of the Effective Date of the Plan, that is not less than the value of the distribution each such entity would receive or retain if the Debtors were, on the Effective Date, liquidated under Chapter 7 of the Bankruptcy Code. As set forth in Section VI of this Disclosure Statement, the Debtors believe that this test will be satisfied.

          To determine what members of each impaired Class of Claims would receive if the Debtors were liquidated under Chapter 7, the Court must consider the values that would be generated from a liquidation of the assets and properties of the Debtors in the context of a hypothetical liquidation case under Chapter 7. Since the Plan contemplates liquidation of the Debtors' assets, if the Debtors' Estate were to be liquidated under Chapter 7 of the Bankruptcy Code, the result would be similar to the result achieved under the Plan. However, in the absence of a confirmed plan, the estate would incur the costs of a trustee on top of other expenses of administering the liquidation process, and the risk of a distress sale of Metrocall Common Stock could substantially depress the value of those shares. In addition, failure to abide by the agreed-upon distribution allocations reflected in the Plan could generate inter-Creditor litigation which would increase costs, thereby reducing as well as delaying distributions to Creditors and Shareholders.

          A conversion of the Chapter 11 case to Chapter 7 would entail the mandatory appointment of a trustee. Thus, the costs of liquidation under Chapter 7 would include reasonable compensation payable to the Chapter 7 trustee1 (which amount could exceed $400,000, although in all likelihood would be less), as well as those which might be payable to attorneys and other professionals that such trustee may engage.

--------------
1 Section 326(a) of the Bankruptcy Code provides that a chapter 7 trustee's compensation shall not exceed 3% of the moneys in excess of $1 million disbursed or turned-over in the case by the trustee to parties-in-interest, including holders of secured claims.

          To administer the estate responsibly, a Chapter 7 trustee, and the trustee's staff and professionals, would necessarily devote substantial time and effort to familiarizing themselves with the affairs of the Debtors and the Bankruptcy Case, including asset dispositions and investigation of claims in addition to performing the same services to be performed by the Disbursing Agent. This could entail hundreds of hours of additional professional services and concomitant expense. Not only will the costs increase as a result thereof, but the creditors will suffer a loss on the time value of their money as the Chapter 7 trustee will necessarily require more time to liquidate the assets, resolve disputed and unliquidated Claims and ultimately make distributions to creditors.

          Following the Effective Date, the administrative costs to the estate will consist of the operating expenses of the Disbursing Agent, an entity already very familiar with the Debtors' assets and liabilities, and its professionals and staff. The Debtors intend to appoint Bariston as the Disbursing Agent, and that the Debtors' current counsel will act as counsel to the Disbursing Agent. Bariston's president is president and chief executive officer of the Debtors, and Bariston currently manages the Debtors' operations. The Debtors believe implementation of the Plan by Bariston is the most cost-effective, efficient way to wind-down the Debtors' affairs and complete the liquidation and distribution of the Estate. Bariston has the familiarity with the Debtors' books, records and affairs to effectively resolve Disputed Claims, and effectuate distributions in an orderly and prompt manner.

          If Bariston acts as Disbursing Agent, there will be no additional expenditure of time and costs in bringing in a transition team. It is the Debtors' belief that a Chapter 7 trustee would have to incur at a minimum these same costs. Further, even assuming that a Chapter 7 trustee employed one or more of the Debtors' current officers and Debtors' current counsel to assist the trustee, there would still be an additional cost and delay to the estate from bringing the Chapter 7 trustee up the learning curve.

          Notwithstanding the releases of claims by and against the Debtors and other third parties under the Plan, the Debtors believe that administration under Chapter 7 would not increase the amounts available for distribution through avoidance actions under the Bankruptcy Code, or other causes of action, since the Debtors are not aware of any basis for preference, fraudulent conveyance, equitable subordination or other claims against any third parties.

          Based upon the foregoing analysis, it is the view of the Debtors that in a Chapter 7 liquidation there would (i) be an additional layer of administrative expense (including the trustee's commissions and fees for professionals) which would materially increase the obligations to be satisfied out of the funds remaining from the sale of the Debtors' assets, and would, correspondingly, reduce the funds available to satisfy Class 1 Claims, (ii) likely be significant delays in distributions and (iii) be no increment in value and might be significant reductions in recoverable values of the assets of Debtors due to the conversion of the case. Thus the Debtors believe that the Plan meets the "best interests" test by providing each holder of an Impaired Claim with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code as of the Effective Date of the Plan.

          3. FEASIBILITY

          Section 1129(a) (11) of the Bankruptcy Code requires a finding that confirmation of a plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor in interest, unless as here, liquidation is expressly contemplated by the Plan. Given that the Plan contemplates the distribution of all of the Debtors' assets, the Debtors submit that no further showing of "feasibility" is necessary.

          4. CLASSIFICATION

          Section 1122 of the Bankruptcy Code sets forth the requirements relating to classification of claims. Section 1122(a) provides that claims or interests may be placed in a particular class only if they are substantially similar to the other claims or interests in that class. The Debtors believe that all Classes under the Plan satisfy the requirements of Section 1122(a).

          5. CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

          The Bankruptcy Code contains provisions which could enable the Bankruptcy Court to confirm the Plan, even though the Plan has not been accepted by all Impaired classes, provided that the Plan has been accepted by at least one Impaired class of Claims without including the votes of Insiders. The Debtors believe that the Plan will be able to meet the statutory standards set forth in the Bankruptcy Code.

          Section 1129(b)(1) of the Bankruptcy Code states:

                  Notwithstanding section 510(a) of this title, if all of the applicable requirements of subsection (a) of this section other than paragraph (8) are met with respect to a plan, the court, on request of the proponent of the plan, shall confirm the plan notwithstanding the requirements of such paragraph if the plan does not discriminate unfairly, and is fair and equitable, with respect to each class of Claims or interests that is impaired under, and has not accepted the plan.

          This section makes clear that a plan must be confirmed notwithstanding the failure of an Impaired class to accept the plan, so long as the plan "does not discriminate unfairly" and it is "fair and equitable" with respect to each class that is Impaired under, and has not accepted, the plan. This "fair and equitable" requirement applies only with respect to dissenting classes.

          The Bankruptcy Code sets forth three different standards for establishing that a plan is "fair and equitable" with respect to a dissenting class, depending on whether the class is comprised of secured or unsecured Claims or Interests. In general, Section 1129(b) of the Bankruptcy Code permits confirmation notwithstanding non-acceptance by an Impaired class if that class and all classes junior to it are treated in accordance with the "absolute-priority" rule, which requires either that the dissenting class be paid in full, or if it is not, that no junior class receives or retains property under the plan. In addition, the "fair and equitable" standard has been interpreted to prohibit any class senior to a dissenting class from receiving under a plan more than one hundred percent of its Allowed Claims.

          As a further condition to approving a cramdown, the Bankruptcy Court must find that the Plan does not "discriminate unfairly" in its treatment of dissenting Classes. A plan does not "discriminate unfairly" if (a) the Plan does not treat any dissenting impaired Class of Claims or Interests in a manner that is materially less favorable than the treatment afforded to another Class with similar legal Claims against or Interests in the debtor and (b) no Class receives payments in excess of that which it is legally entitled to receive for its Claims or Interests. The Debtors believe the Plan meets all the requirements of the fair and equitable standard, and that it does not discriminate unfairly as to any Impaired Class of Claims or Interests. Class 4, while deemed to have rejected the Plan, can be "crammed-down" under Section 1129(b) since no junior class is receiving any distributions, and no senior Class is receiving more than its legal entitlement.

          The Debtors believe that its major creditors and Preferred Stockholders support the Plan. Notwithstanding the "deemed rejection" of the Plan by Class 4 Holders of Common Stock, those holders have previously ratified the distribution scheme embodied in the Plan at the June 12, 1997 Special Meeting of Shareholders, pursuant to proxies solicited in compliance with applicable securities laws. Thus, since the Plan simply accelerates the process whereby those distributions can be made by facilitating the liquidation of Disputed Claims, the Debtors believe that holders of Common Stock will not object to confirmation of the Plan.

          The Debtors believe that the proposed Plan is in the best interest of their creditors and shareholders because under the Plan it is expected that holders of Claims and Interests will receive in excess of what otherwise would be recovered by such holders if the Debtors were liquidated under Chapter 7, and will receive distributions sooner than if the Bankruptcy Case was dismissed.

                       VI. RELEVANT FINANCIAL INFORMATION

          For the most current financial information regarding the Debtors, all holders of Claims and Interests are referred to the Company's Annual Report on Form 10-K for the year ended December 31, 1998, a copy of which (without exhibits) is annexed hereto as Exhibit "C".

                      VII. FEDERAL INCOME TAX CONSEQUENCES

          THE FOLLOWING DISCUSSION IS A SUMMARY OF CERTAIN SIGNIFICANT, POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO THE DEBTORS AND HOLDERS OF ALLOWED CLAIMS AND INTERESTS, AND IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "TAX CODE") AND THE LAWS, REGULATIONS, RULINGS AND COURT DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT.

          THE FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS AND INTERESTS MAY VARY BASED ON THE PARTICULAR CIRCUMSTANCES OF EACH SUCH HOLDER OF ALLOWED CLAIMS AND INTERESTS. THIS SUMMARY DOES NOT ADDRESS ASPECTS OF FEDERAL INCOME TAXATION APPLICABLE TO HOLDERS WHICH ARE SUBJECT TO SPECIAL TREATMENT FOR FEDERAL INCOME TAX PURPOSES INCLUDING, BUT NOT LIMITED TO, FINANCIAL INSTITUTIONS, TAX EXEMPT ENTITIES, INSURANCE COMPANIES, PASS-THROUGH ENTITIES, FOREIGN COMPANIES, NONRESIDENT ALIEN INDIVIDUALS, FOREIGN PERSONS, AND PERSONS WHO RECEIVED THEIR SUBORDINATED NOTES, COMMON STOCK OR PREFERRED STOCK, OR WHO ARE RECEIVING DISTRIBUTIONS PURSUANT TO THE PLAN, BY EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION OR AS A FEE.

          MOREOVER, THE FEDERAL INCOME TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO A LACK OF DEFINITIVE LEGAL AUTHORITY. THIS SUMMARY ALSO DOES NOT ADDRESS ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE PLAN.

          THE SUMMARY ASSUMES THAT THE HOLDERS OF ALLOWED CLAIMS AND INTERESTS HELD THEIR SUBORDINATED NOTES, OR PREFERRED OR COMMON STOCK, AS THE CASE MAY BE, AS CAPITAL ASSETS WITHIN THE MEANING OF SECTION 1221 OF THE TAX CODE (GENERALLY PROPERTY HELD FOR INVESTMENT). FURTHERMORE, IT IS ASSUMED THAT THE SUBORDINATED NOTES QUALIFY AS TRUE INDEBTEDNESS (AND NOT AS EQUITY OR AN INTEREST IN STOCK) FOR ALL FEDERAL INCOME TAX PURPOSES.

          NO RULING HAS BEEN OBTAINED OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE (THE "IRS") WITH RESPECT TO ANY OF THE FEDERAL INCOME TAX ASPECTS OF THE PLAN, AND NO OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED BY THE DEBTORS WITH RESPECT THERETO. NO ASSURANCES CAN BE GIVEN THAT THE IRS WILL NOT CHALLENGE ANY OR ALL TAX CONSEQUENCES OF THE PLAN.

          EACH HOLDER OF AN ALLOWED CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES TO IT OF THE PLAN.

A. TAX CONSEQUENCES TO DEBTORS ARISING FROM PLAN

          The Company files a consolidated federal income tax return with its Subsidiaries under the provisions of Sections 1501 through 1504 of the Tax Code. U.S. Treasury Regulations ("Treasury Regulations") provide that the Company, as parent of the consolidated group, is the agent for purposes of filing the consolidated Federal income tax returns, paying the tax due, and in general for dealing with the IRS. In addition, Treasury Regulations provide that every corporation that is or has been a member of a consolidated group is severally liable for any tax incurred by the consolidated group for the period that such member joined in the filing of the consolidated return.

          1. NET OPERATING LOSSES AND LOSS CARRYOVERS ("NOLS") AND OTHER TAX ATTRIBUTES

          The Company's consolidated Federal income tax return for the taxable year ended December 31, 1998, is expected to show NOLs for regular tax purposes of approximately $71 million, a substantial portion of which are attributable to the Company. If not utilized, the NOLs will expire at various dates between 1999 and 2018. The amount of these NOLs is subject to challenge by the IRS and there is no assurance that such NOLs will not be reduced or substantially limited by the IRS or otherwise including, as discussed below, as a result of certain discharge of indebtedness in connection with the consummation of the Plan. The amount of these NOLs that may be used to offset taxable income in any taxable period may also be limited under Section 382 of the Tax Code if there has been, or there is in the future, certain direct or indirect changes in the stock ownership of the Company. The Company experienced an ownership change in December 1993, as a result of which the ability to use $51.7 million of the NOLs is subject to limitation under the "ownership change" provisions of Section 382 of the Tax Code. Moreover, any other "ownership changes" that the Company experienced, or will experience, will further limit the Company's ability to use its NOLs to offset taxable income.

          In addition, the Debtors have investment tax credit carryforwards of approximately $467,513 which expire principally in 1999 through 2000, and are also subject to limitation. Furthermore, the Company anticipates that it will have capital loss carryforward of approximately $ 2.7 million as of December 31, 1999.

          2. DISCHARGE OF INDEBTEDNESS

          Under the Tax Code, a taxpayer generally must include in gross income the amount of any cancellation of indebtedness ("COD") income that is realized during the taxable year. COD income is the difference between the amount of the taxpayer's indebtedness that is canceled and the amount or value of the consideration exchanged therefor.

          Section 108 of the Tax Code, however, provides that a debtor in a bankruptcy proceeding is not required to recognize COD income, but must instead reduce certain of its tax attributes ("Tax Attributes"), if any, by the amount of any such unrecognized COD income. Tax Attributes include NOLs, capital losses and loss carryovers, certain tax credits and, subject to certain limitations, the tax basis of property. The Tax Attributes are not reduced, however, until after the tax for the year of discharge has been determined, and, with respect to the reduction of tax basis, until the first day of the taxable year following the year of the discharge. COD income is also not recognized with respect to the discharge of indebtedness which, if paid, would have given rise to a deduction. In addition, it is not clear whether a taxpayer would realize COD income in connection with a liquidating plan of reorganization under Chapter 11 of the Bankruptcy Code.

          3. TRANSFER OF STOCK

          The following discussion assumes that assets held in the Distribution Reserve will be treated for tax purposes as owned by the Company. The distribution of the Metrocall Common Stock to holders of Allowed Class 1 Subordinated Notes Claims and Class 3 Preferred Stock Interests in connection with the consummation of the Plan will be treated as a taxable sale of such stock for Federal income tax purposes. Accordingly, the Company will recognize gain or loss equal to the difference between the fair market value of the Metrocall Common Stock on the date it is distributed to such holders and the Company's tax basis for such stock (approximately $4.81 per share) . If the Company were to recognize gain on such distribution of the Metrocall Common Stock, the Company expects that it would have available sufficient usable NOLs to offset the gain. If, however, the amount of gain were to exceed the usable NOLs and the amount of any available capital loss carryforwards, the Company would be subject to tax on such excess.

B. TAX CONSEQUENCES TO HOLDERS OF ALLOWED CLAIMS AND INTERESTS

          1. INCOME, GAIN OR LOSS ON PAYMENT OF CLAIMS

          The following discussion does not address the tax treatment of any fees, expenses or premiums paid or reimbursed to holders of Allowed Claims or Interests in connection with the distributions made on their Allowed Claims and Interests. Furthermore, the following discussion assumes that all distributions made to holders of Allowed Class 1 Subordinated Notes Claims, Class 3 Preferred Stock Interests, and Class 4 Common Stock Interests pursuant to the Plan will be made by the Company in exchange for such holders' Subordinated Notes or stock, as the case may be. Holders of Allowed Claims and Interests should consult their tax advisor regarding the tax treatment of any such payments or reimbursements.

          2. FEDERAL INCOME TREATMENT OF HOLDERS OF ALLOWED CLASS 1 SUBORDINATED NOTES CLAIMS

          The distribution of cash and interests by the Disbursing Agent to holders of Allowed Class 1 Claims will be treated as a taxable distribution to such holders in exchange for their Claims. Accordingly, a holder of a Class 1 Claim generally will recognize gain or loss in an amount equal to the difference between (i) the "amount realized" in respect of its Claim (other than any Claim for accrued interest) and (ii) the tax basis in its Claim (other than any Claim for accrued interest). It is possible, however, that a holder realizing a loss on a Class 1 Claim may not be able to recognize that loss until there has been a final determination of the amount of its entire recovery pursuant to the Plan.

          The character of any gain or loss recognized by a holder in respect of its Class 1 Claim as long-term or short-term capital gain or loss, or as ordinary income or loss, will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim has been held for more than one year, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction.

          (a) DISTRIBUTION IN DISCHARGE OF ACCRUED INTEREST

          Holders of Allowed Class 1 Claims will recognize interest income to the extent that any consideration received (or deemed received) is allocable to accrued interest (including any "original issue discount") which was not previously included in the holders' gross income. Such a holder will recognize a deductible loss (or, possibly, a write-off against a reserve for bad debts) to the extent any accrued interest previously included in gross income is not paid in full.

          The Debtors presently intend to treat all amounts payable in respect of the Subordinated Notes as having been applied, for Federal income tax purposes, first to the payment of the principal amount of such Allowed Class 1 Claims, and second to accrued interest, if any, on such Allowed Class 1 Claims. The IRS may, however, require a different allocation of the amounts payable, in which case the holder of an Allowed Class 1 Claim may recognize additional interest income even though it may otherwise realize a loss with respect to the principal amount of such Allowed Class 1 Claim.

          (b) ACCRUED MARKET DISCOUNT

          A holder which acquired a Note or Claim subsequent to its original issuance with more than a "de minimis" amount of "market discount" will be subject to the market discount rules of the Tax Code. Under those rules, assuming that no election to include market discount in income on a current basis has been made by the holder with respect to any market discount instrument, any gain recognized on the exchange of a Note/Claim would be characterized as ordinary income to the extent of the accrued market discount on such Note/Claim as of the Effective Date. Since Treasury Regulations with respect to the market discount rules have not yet been issued, holders of Notes/Claims that may have been acquired with market discount are urged to consult their own tax advisors.

          3. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF CLASS 3 PREFERRED STOCK INTERESTS

          The amount of cash and the fair market value of Metrocall Common Stock received by a holder of Class 3 Preferred Stock Interests pursuant to the Plan will be treated as a dividend to the extent of any accrued but unpaid dividends. Such amount will be taxable as ordinary income to the extent of the Company's earnings and profits. However, the Company has no current or accumulated earnings and profits at this time, and it is expected that the Company will not have any current or accumulated earnings and profits at any time at which distributions are made to any holders of Allowed Claims or Interests.

          The amount of cash and the fair market value of Metrocall Common Stock received by a holder of Class 3 Preferred Stock Interests pursuant to the Plan which is not treated as a dividend will be treated as the amount realized in exchange for the holder's Class 3 Preferred Stock Interests. A holder will recognize gain or loss equal to the difference between the amount realized and the holder's basis in its Class 3 Preferred Stock Interests. It is possible, however, that a holder realizing a loss on a Class 3 Preferred Stock Interest may not be able to recognize that loss until there has been a final determination of the amount of its entire recovery pursuant to the Plan.

          Any Metrocall Common Stock received by a holder of a Class 3 Preferred Stock Interest pursuant to the Plan will have a basis in the hands of such holder equal to the fair market value of the Metrocall Common Stock on the date of distribution.

          4. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF CLASS 4 COMMON STOCK INTERESTS

          A holder of a Class 4 Common Stock Interest will be treated as exchanging its Class 4 Common Stock Interest for an amount realized equal to the sum of the cash received pursuant to the Plan. A holder of a Class 4 Common Stock Interest will recognize gain or loss equal to the difference between its amount realized and its basis in its Class 4 Common Stock Interest. It is possible, however, that a holder realizing a loss on a Class 4 Common Stock Interest may not be able to recognize that loss until there has been a final determination of the amount of its entire recovery pursuant to the Plan.

          5. BACKUP WITHHOLDING AND INFORMATION REPORTING

          Payors of interest, dividends, and certain other reportable payments generally are required to withhold thirty-one percent (31%) of such payments if the payee fails to furnish his or her correct taxpayer identification number (social security number or employer identification number) to the payor. Exempt shareholders (including, among others, corporations) are not subject to back-up withholding and reporting requirements. The Disbursing Agent or the Stock Transfer Agent may be required to withhold a portion of any payments made to a holder of an Allowed Claim or Interest which does not provide its taxpayer identification number. Accordingly, every holder of an Allowed Claim or Interest is urged to complete and return to the Disbursing Agent or the Stock Transfer Agent, as applicable, all the relevant tax forms provided in connection with its distribution.

C. TAXATION OF THE DISTRIBUTION RESERVE

          Under the Tax Code, amounts earned by an escrow account, settlement fund or similar fund must be subject to current tax. Although certain Treasury Regulations have been issued, no Treasury Regulations have as yet been promulgated to address the tax treatment of such funds in a bankruptcy setting. Thus, depending on the facts, such funds possibly could be treated as a grantor trust, a separately taxable trust, or otherwise.

          Holders of Allowed Claims and Interests are urged to consult their tax advisors regarding the potential taxation of the Distribution Reserve (including the effect on the computation of such holder's gain or loss in respect of its Claim or Interest and the subsequent taxation of any distributions from the Distribution Reserve). The Company presently intends to treat the assets held in the Distribution Reserve as held by a grantor trust for the benefit of the Company or as otherwise owned by the Company for tax purposes. Accordingly, the Company will treat all income earned by the Distribution Reserve as earned by and taxable to the Company. The Company, however, expects that it will have available sufficient expenses and deductions to offset any such income.

          There can be no assurance that the IRS will respect the treatment of the Distribution Reserve as an asset of the Company. For example, the IRS may characterize the Distribution Reserve as a so-called "complex trust" subject to a separate entity level tax on its earnings, except to the extent such earnings are distributed during the same taxable year. Moreover, due to the possibility that the amounts of the consideration received by a holder of an Allowed Claim or Interest may increase or decrease, depending on whether the Distribution Reserve is treated as a grantor trust, such a holder of an Allowed Claim or Interest could be prevented from recognizing a loss until the time at which there are no assets at all remaining in the Distribution Reserve.

D. IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE

          THE FOREGOING IS INTENDED AS A SUMMARY ONLY, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN SOME CASES, UNCERTAIN. SUCH CONSEQUENCES MAY ALSO VARY BASED ON THE PARTICULAR CIRCUMSTANCES OF EACH CREDITOR. ACCORDINGLY, EACH HOLDER OF A CLAIM OR INTEREST IS STRONGLY URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE AND LOCAL INCOME AND OTHER TAX CONSEQUENCES UNDER THE PLAN.

                                VIII. CONCLUSION

          The Debtors believe that the Plan provides the best possible recoveries for creditors and shareholders that can be achieved in any reasonable time frame and that possible alternatives are likely to result in delayed distributions for all and diminished recoveries for other holders of Claims or Interests. Therefore, the Debtors urge all holders of Claims in Class 1 and of Interests in Class 3 to vote to accept the Plan.

Dated:   New York, NY
         May 17, 1999
                                        PAGE AMERICA GROUP, THE
                                        PAGE AMERICA OF NEW YORK, INC.
                                        ADIRONDACK RADIO TELEPHONE CO.,
                                        INC. and
                                        PAGE AMERICA OF PENNSYLVANIA,
                                        INC.
                                        One International Place
                                        Boston, MA  02110


                                        By:  /S/ DAVID A. BARRY
                                             Name:    David A. Barry
                                             Title:   President

Stroock & Stroock & Lavan LLP
Counsel to the Company
180 Maiden Lane
New York, New York  10038
(212) 806-5424


By:      /S/ ROBIN E. KELLER
         A Member of the Firm